EXHIBIT 10.12

Aethlon Medical, Inc.

Amended and Restated

Non-Employee Director Compensation Policy

October 30, 2020

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Aethlon Medical, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of October 30, 2020 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board. This policy supersedes and replaces any prior agreement or program that provides for compensation terms as of the Effective Date.

Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

For Eligible Directors who are serving on the Board as of the Effective Date the annual cash compensation shall be deemed effective as of the later of (i) the Effective Date, or (ii) the date such member of the Board was appointed or elected to the Board or to the board of directors of a wholly-owned subsidiary of the Company.

1.	Annual Board Service Retainer:
	a.	All Eligible Directors: $35,000
	b.	Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.	Annual Committee Chair Service Retainer:
	a.	Chair of the Audit Committee: $15,000
	b.	Chair of the Compensation Committee: $15,000
	c.	Chair of the Nominating and Corporate Governance Committee: $8,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):
Member of the Audit Committee: $7,500
Member of the Compensation Committee: $7,500
Member of the Nominating and Corporate Governance Committee: $5,000

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Equity Compensation

1.             New Eligible Directors: A new eligible director will receive an initial grant of restricted stock units with a grant date fair value of $75,000 or, at the discretion of the Board, options to acquire shares of common stock. Restricted stock units granted under this provision will be valued based on the average of the closing prices of the common stock for the five trading days preceding and including the date of grant and will vest at a rate determined by the Board in its discretion, typically in equal quarterly installments over one year. Options granted under this provision will be valued at the exercise price, which will be based on the average of the closing prices of the common stock for the five trading days preceding and including the date of grant. Such options will have a term of ten years and will vest at a rate determined by the Board in its discretion.

2.             Existing Eligible Directors: At the beginning of each fiscal year, each existing eligible director will receive a grant of restricted stock units with a grant date fair value of $50,000 or, at the discretion of the Board, options to acquire shares of common stock. Restricted stock units granted under this provision will be valued based on the average of the closing prices of the common stock for the five trading days preceding and including the date of grant and will vest at a rate determined by the Board in its discretion, typically in equal quarterly installments over one year. Options granted under this provision will be valued at the exercise price, which will be based on the average of the closing prices of the common stock for the five trading days preceding and including the date of grant. Such options will have a term of ten years and will vest at a rate determined by the Board in its discretion.

Additional Requirements

In making any future changes to compensation payable to Non-Employee Directors, the Board or Compensation Committee will evaluate the practices of the peer group of companies that serve as references for executive compensation benchmarking, as well as then current general best practices regarding director compensation. The Compensation Committee will review this Policy on at least a biennial basis and engage an independent compensation consultant to assist in such review. Furthermore, the Company will not permit compensation to be paid to Non-Employee Directors for their service as such, other than as provided for in this Policy, unless there are extraordinary circumstances as determined by the Compensation Committee or the Board. All payments to Non-Employee Directors will be disclosed in accordance with applicable law, regulations and exchange or national market system requirements.

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